Exhibit 10.1

December 15, 2016 Amendment to the Employment Agreement

WHEREAS, the Board of Directors of Hasbro, Inc. (the “Company”) has determined that it is in the best interest of the Company and its shareholders to extend the employment of Brian Goldner (“Executive”) with the Company through December 31, 2020, and the Company and Executive have, therefore, agreed to amend certain terms of the Amended and Restated Employment Agreement between the Company and Executive effective as of October 4, 2012 (the “Original Agreement”), as amended by the August 5, 2014 Amendment to the Amended and Restated Employment Agreement (the “First Amendment”) (as so amended, the “Employment Agreement”); and

            WHEREAS Executive has agreed to the amendments of the Employment Agreement set forth in this December 15, 2016 Amendment to the Employment Agreement (the “Second  Amendment”);

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following changes to the Employment Agreement, effective as of December 15, 2016:

1.      Section 1 of the Original Agreement shall be amended to change the term end date from December 31, 2017 to December 31, 2020.  For the avoidance of doubt, the new term end date shall have no effect on the Service Component, as defined in the Original Agreement, such that the Service Component shall continue to be deemed satisfied (and Executive shall continue to be eligible for vesting of the Special Equity Award as and to the extent permitted by the Employment Agreement, including the remaining vesting components detailed therein) if Executive remains continuously employed at the Company until December 31, 2017.

2.      Section 2 of the Original Agreement shall be amended to change Executive’s title from President and Chief Executive Officer to President, Chairman and Chief Executive Officer.  All subsequent references in the Original Agreement to President and Chief Executive Officer shall be deemed amended to read President, Chairman and Chief Executive Officer.

3.      The initial two sentences of Section 3.1 of the Original Agreement shall be deleted in their entirety and replaced with the following: “Beginning on January 1, 2017, Hasbro shall pay to Executive an annualized base salary of One Million, Five Hundred Thousand Dollars ($1,500,000) in biweekly installments, less all applicable taxes and withholdings.”

4.      The initial two sentences of Section 3.2 of the Original Agreement shall be deleted in their entirety and replaced with the following: “Beginning in the 2017 fiscal year, Executive shall be eligible to receive a management incentive plan bonus based on a target of one hundred seventy-five percent (175%) of Executive’s earned base salary for the incentive year (the “Annual Bonus”).”

5.      The first sentence of Section 3.5 of the Original Agreement shall be deleted in its entirety up until the proviso (i.e., the section of the sentence beginning with “Executive shall” and ending with “and PSAs”) and replaced with the following: “Executive shall participate in Hasbro’s long-term incentive program and shall have a target long-term incentive award level equal to 450% of his annualized base salary, with awards to be made in the form and amounts determined by Hasbro’s Compensation Committee, which includes options and PSAs;”.

6.      The second sentence of Paragraph 6 of the First Amendment shall be deleted in its entirety and replaced with the following: “If Executive remains employed through December 31, 2017, and irrespective of whether his employment with the Company continues following such date, Executive shall (provided he abides by all non-competition, non-solicitation, confidentiality, and other similar obligations to the Company) remain eligible, following a termination of employment, to receive a pro-rated portion of each PSA award that was granted to him pursuant to the Company’s long-term incentive program during his employment with Hasbro, contingent in each case upon satisfaction of the relevant performance criteria, as determined by the Company in accordance with the applicable long-term incentive program following the end of each relevant performance period.”

7.      Except as expressly modified herein, the Employment Agreement (as well as the Restricted Stock Unit Agreement and the Contingent Stock Performance Agreements issued in 2013 and 2014) shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment under seal as of the day and year set forth below.

Hasbro, Inc.                                                    Brian Goldner

By:       /s/ Edward Philip                                /s/ Brian Goldner

Name:  Edward Philip

Title:    Board Member

  12/16/16                                                        12/16/16

Date                                                                Date